1401 Eye Street NW, Suite 800, Washington, DC 20005 • (202) 783-3300
Exhibit 5.1
November 7, 2023
Board of Directors
BRP Group, Inc.
4211 W. Boy Scout Blvd.
Suite 800
Tampa, FL 33607

    Re:    BRP Group, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:
We are acting as counsel to BRP Group, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed public offering of the following securities of the Company: (i) shares of Class A common stock, $0.01 par value per share (the “Class A Common Stock”); (ii) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”); (iii) warrants to purchase shares of Class A Common Stock or Preferred Stock, the Depositary Shares (as defined below) or the Units (as defined below) (the “Warrants”); (iv) units consisting of one or more shares of Class A Common Stock, Preferred Stock, Warrants, Depositary Shares or Rights (as defined below) (the “Units”); (v) depositary shares representing fractional or multiple shares of Preferred Stock (the “Depositary Shares”); and (vi) rights to purchase shares of Class A Common Stock or Preferred Stock (the “Rights” and, collectively with the Class A Common Stock, the Preferred Stock, the Warrants, the Units and the Depositary Shares, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and as to be set forth in one or more supplements to the Base Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.
In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Board of Directors
November 7, 2023

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”), consistent with the procedures and terms described in the Registration Statement, in accordance with the Company’s amended and restated certificate of incorporation, as amended to date (the “Charter”), amended and restated bylaws and applicable Delaware law, and in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to any issuance of any Preferred Stock, appropriate certificates of designation shall be filed for recordation with the Delaware Secretary of State; (iv) any of the Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (v) any of the Units will be issued under one or more unit agreements or applicable rights agreement, warrant agreement or deposit agreement (in the case of the Rights, the Warrants or the Depositary Shares underlying the Units, to the extent applicable), each to be between the Company and a financial institution or other party identified therein as a unit, rights or warrant agent, or depositary; (vi) any of the Depositary Shares will be issued under one or more deposit agreements, each to be between the Company and a financial institution identified therein as a depositary; (vii) any of the Rights will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as a rights agent; (viii) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (ix) the Company will remain a Delaware corporation.
To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the warrant agreement for any of the Warrants, under any rights agreement for any of the Rights, under any deposit agreement for any of the Depositary Shares, or under the unit agreement for any of the Units, namely, the warrant agent, rights agent, depositary or unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such agreement; that such agreement has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such agreement with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such agreement.
This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a) and (b), the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (c), (d), (e) and (f), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative

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decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).
Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a) The Class A Common Stock (including any shares of the Class A Common Stock duly issued upon the exchange, conversion or exercise, as applicable, of any shares of the Preferred Stock, of the Warrants, or of the Rights that are exchangeable for, convertible into or exercisable for, as applicable, shares of the Class A Common Stock and receipt by the Company of any additional consideration payable upon such exchange, conversion, or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.
(b) The Preferred Stock (including any shares of the Preferred Stock duly issued upon the exercise of the Warrants or the Rights and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.
(c) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(d) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due execution and delivery of such Units and the underlying Securities that are components of the Units in accordance with the applicable unit agreement and the applicable rights agreement, warrant agreement or deposit agreement (in the case of the Rights, the Warrants or the Depository Shares underlying the Units, to the extent applicable), will constitute valid and binding obligations of the Company.
(e) The Depositary Shares, upon due execution and delivery of a depositary agreement relating thereto on behalf of the Company and the depositary named therein due authentication of the depositary receipts evidencing the Depositary Shares by the depositary in accordance with the applicable depositary agreement, and upon due execution and delivery of the Depositary Shares on behalf of the Company, will constitute valid and binding obligations of the Company.
(f) The Rights, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company and the rights agent named therein, and upon due execution and delivery of one or more certificates therefor, including global certificates, or the entry of issuance thereof in the books and

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Board of Directors
November 7, 2023

records of the Company, as the case may be, will constitute valid and binding obligations of the Company.
The opinions expressed in paragraphs (c), (d), (e), and (f) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,
/s/ POLSINELLI PC